Exhibit 99.1
7315 Wisconsin Avenue, 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Completes 7-Year, $100 Million Term Loan
Bethesda, MD, April 13, 2015 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has successfully executed a new 7-year, $100 million term loan. The term loan matures in April 2022. The interest rate on the unsecured term loan is based on a pricing grid with a range of 170 to 255 basis points over LIBOR, determined by the Company’s leverage ratio. In conjunction with the new unsecured term loan, the Company has fixed LIBOR over the 7-year period. At the Company’s current leverage level, the interest rate on the unsecured term loan will be 3.46 percent. The term loan also includes an accordion option that allows the Company to request additional lender commitments up to a total of $200 million.

“We are pleased with the favorable terms of this fixed-rate loan, as we further extend our debt maturities,” commented Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “The additional capital will be used to support future financing activities such as paying down the Company’s unsecured revolving credit facility, capital reinvestments in renovations and repositionings, and potential future acquisition opportunities as they may arise.”

The Company’s $100 million unsecured term loan is jointly led by U.S. Bank and Capital One, N.A. U.S. Bank serves as the Administrative Agent, Capital One, N.A. serves as the Syndication Agent, and Raymond James Bank, N.A. serves as the Managing Agent.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 35 hotels, including 29 wholly owned hotels with a total of 6,948 guest rooms and a 49% joint venture interest in six hotels with a total of 1,775 guest rooms. The Company owns, or has an ownership interest in, hotels located in 11 states and the District of Columbia, including: San Francisco, California; Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); New York, New York; Boston, Massachusetts; San Diego, California; Portland, Oregon; Buckhead, Georgia; Seattle, Washington; Washington, DC; Philadelphia, Pennsylvania; Miami, Florida; Columbia River Gorge, Washington; Nashville, Tennessee; Bethesda, Maryland and Minneapolis, Minnesota. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 35 hotels, including 29 wholly owned hotels with a total of 6,948 guest rooms and a 49% joint venture interest in six hotels with a total of 1,775 guest rooms. The Company owns, or has an ownership interest in, hotels located in 11 states and the District of Columbia, including: San Francisco, California; Los Angeles, California (Hollywood, Santa Monica, West Hollywood and Westwood); New York, New York; Boston, Massachusetts; San Diego, California; Portland, Oregon; Buckhead, Georgia; Seattle, Washington; Washington, DC; Philadelphia, Pennsylvania; Miami, Florida; Columbia River Gorge, Washington; Nashville, Tennessee; Bethesda, Maryland and Minneapolis, Minnesota. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

This press release contains certain “forward-looking” statements relating to, among other things, potential incurrence of indebtedness. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this release is as of April 13, 2015. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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Additional Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com